                                                      Exhibit 4.3

                     THE ADVEST GROUP, INC.
                        1997 EQUITY PLAN

      The Advest Group, Inc. hereby establishes the 1997 Equity Plan, for a select group of top performing account executives and key employees. The purpose of the Plan is to further the long term growth in earnings of the Company by offering incentives to select Employees to compensate them for their contributions to the Company's growth and profits, to encourage their ownership of the Company's stock, and to encourage them to remain in the employ of the Company.


                            ARTICLE I
                           DEFINITIONS

     When used herein, each of the following terms shall have the corresponding meaning set forth below unless a different meaning is plainly required by the context in which a term is used.

      Section 1.1. "Affiliate" means the Company's present or future parent corporation, each of the present or future subsidiaries of the Company, and any subsidiaries of the present or future parent of the Company in which the parent holds a controlling interest.

     Section 1.2. "Beneficiary" means any person (including, but not limited to, a Participant's estate) designated by a Participant on a form provided or approved by the Committee to receive any Stock or Options to which such Participant shall be entitled upon such Participant's death in accordance with the
terms  of  the  Plan.   No designation of  Beneficiary  shall  be
effective until filed with the Committee. If more than one Beneficiary shall be designated, the Beneficiaries shall share equally in any rights or interests of the Participant under the Plan. If a Participant shall fail to file a valid designation form, or if all persons designated on the designation form shall have predeceased the Participant, the Company shall distribute all of the Participant's Stock and Options to which he shall have been entitled upon his death to such Participant's estate.

      Section  1.3.    "Board of Directors" means  the  Board  of
Directors of the Company or the Executive Committee of such Board.

     Section 1.4. "Cause" shall be deemed to include any act of dishonesty or fraud, gross negligence, gross insubordination or willful or reckless conduct detrimental to the business of the Company or an Affiliate.

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The Advest Group, Inc. 1997 Equity Plan                    Page 2

      Section 1.5. "Change of Control" means a transfer or sale of substantially all of the assets of the Company or merger or consolidation of the Company into or with any other corporation or entity that occurs after the Effective Date, provided either
(a) the other corporation or entity is engaged in the retail securities brokerage business at the date of the transaction and such transaction results in the Company not surviving such merger or consolidation or (b) a substantial change in the senior management of the Company occurs within six months as a result of the transaction.

      Section  1.6.   "Code" means the Internal Revenue  Code  of
1986, as amended.

      Section 1.7. "Committee" means an administrative committee designated to administer this Plan in accordance with Article X.

     Section 1.8.  "Company" means The Advest Group, Inc. and any
successor   thereto   by  merger,  consolidation,   purchase   or
otherwise.

      Section 1.9. "Compensation" means the amount of earnings due to the Participant for the Deferral Period as defined by the Company. Compensation shall include amounts contributed to a Participant's account established under the Company's or an Affiliate's 401(k) plan or The Advest Group, Inc.'s Deferred Compensation Savings and Investment Plan, or any successor plan(s).

      Section 1.10. "Deferral Period" means the period beginning on January 1, 1997 and ending on the earliest of: (a) the termination of a Participant's employment with the Company or an Affiliate, (b) the termination of the Plan in accordance with
Article IX, or (c) December 31, 1997.

      Section 1.11. "Deferred Amount" or "Amount Deferred" means that portion of a Participant's Compensation a Participant has elected to receive in the form of Units in accordance with
Section 3.1.

     Section 1.12.  "Effective Date" means December 1, 1996.

      Section 1.13. "Employee" means any person who is a common-law employee of the Company or an Affiliate.

      Section 1.14. "Options" means non-qualified stock options to purchase shares of Stock that are not incentive stock options under Section 422 of the Code and that are received as a part of a Unit by Participants with Deferred Amounts.

     Section 1.15. "Participant" means an Employee participating in the Plan as provided in Article II.

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The Advest Group, Inc. 1997 Equity Plan                    Page 3

      Section 1.16. "Permanent Disability" means a mental or physical condition which renders a Participant permanently unable or incompetent to engage in any substantial gainful activity.

      Section  1.17.  "Plan" means "The Advest Group,  Inc.  1997
Equity Plan".

      Section 1.18. "Restricted Stock" means shares of Stock subject to the restrictions set forth in Article IV that are received as part of a Unit by Participants with Deferred Amounts.

      Section 1.19. "Retirement" means the date a Participant retires after attaining the age of fifty-five.

      Section 1.20. "Stock" means the common stock of the Company.

      Section 1.21. "Unit" means a grouping consisting of one share of Restricted Stock and one Option.

     Section 1.22. "Unit Price" means the amount of Compensation a Participant must elect to forego receiving in cash in order to receive a Unit under the Plan. Such price shall be the closing price per share of the Stock portion of the Unit on the Composite Tape of the New York Stock Exchange on the day the Unit is acquired.


                           ARTICLE II
                           ELIGIBILITY

      Section 2.1. Participants. An Employee eligible to become a Participant in this Plan for the Deferral Period is any Employee who:

          (a) is an account executive, other than an account executive in the first 36 months of a recruitment loan program (measured as of January 1, 1997), who is a member of the Chairman's Council, the Advisory Council, the President's Council, or the Associates' Council by the standards the Company has set based upon levels of achievement with respect to the last complete fiscal year commencing prior to such Deferral Period; or

          (b) is a key employee designated by the Chief Executive Officer of the Company on a list provided by the Chief Executive Officer to the Committee on or before December 31, 1996 as eligible to participate in the Plan ("Key Employees").

      Notwithstanding the foregoing, Employees who are executive officers shall not be eligible to participate in the Plan.

The Advest Group, Inc. 1997 Equity Plan                    Page 4

      Section 2.2. Duration of Participation. A Participant shall cease to be a Participant on the earliest of: (a) the date all restrictions with respect to Stock purchased hereunder lapse and all Options purchased hereunder have terminated, (b) the date such Stock and Options are forfeited in accordance with Section
4.3 or Section 5.5, or (c) the date the Plan is terminated in accordance with Article IX.

      Section 2.3. Reemployment. Reemployment of a former Participant by the Company or an Affiliate shall not entitle such individual to become a Participant in the Plan unless the individual again becomes a Participant in accordance with Section 2.1, and reemployment of a former Participant by the Company or an Affiliate shall not result in the restoration of any Stock or Options previously forfeited by such Participant.


                           ARTICLE III
                            DEFERRAL

     Section 3.1.  Amount Deferred.  During the Deferral Period:

          (a)   A  Participants who is a member of the Chairman's
          Council may elect to receive a minimum of 2.5% and a maximum of 10% of his or her Compensation in the form of Units.

          (b) A Participant who is (i) a member of the Advisory Council, (ii) a member of the President's Council, or
          (iii) a Key Employee who had total compensation during 1996 of $125,000 or more, may elect to receive a minimum of 2.5% and a maximum of 7.5% of his or her Compensation in the form of Units.

          (c) A Participant who is (i) a member of the Associates' Council, or (ii) a Key Employee who had total compensation during 1996 of less than $125,000, may elect to receive a minimum of 1.5% and a maximum of 5% of his or her Compensation in the form of Units.

          (d) In addition to the percentage elections set forth above in clause (b) or (c), whichever may be applicable, a salaried Key Employee who elects at least the minimum level of investment may also elect to receive a greater percentage, up to a maximum aggregate of 100%, of his or her Compensation above base salary in the form of Units, provided that at no time may the amount of Compensation received in the form of Units exceed the maximum permitted percentages of Compensation specified in clause (b) or (c) above, whichever may be applicable.

      Notwithstanding the foregoing, no Participant may elect to receive during the Deferral Period Units with an aggregate Unit
Price in excess of $50,000, and no further Units shall be

The Advest Group, Inc. 1997 Equity Plan                    Page 5

acquired for Participants under the Plan if such acquisition would cause the aggregate number of Units sold to exceed 400,000. If, based upon Participant elections, the Committee anticipates at the commencement of 1997 that these aggregate limit is likely to be exceeded, the Committee may reduce the maximum percentage investments in a manner it determines to be equitable to all participants. Participants will be notified of any reduction applicable to them by January 31, 1997.

      Section 3.2. Receipt of Units. Amounts deferred hereunder shall be withheld from a Participant's paycheck in periodic installments. On the last business day of each month, the total of a Participant's Deferred Amounts under Section 3.1 shall be applied to acquire Units for such Participant at the then Unit Price. No interest or other earnings shall accrue on amounts deferred prior to acquisition of Units. Fractional units may be acquired by a Participant; provided, that the Committee may establish procedures to eliminate any fractional holdings of Units held on behalf of Participants as of December 31, 1997 in a manner equitable to all Participants.

      Section 3.3. Stock Subject to Purchase. Shares of Stock subject to purchase hereunder shall be previously issued shares reacquired by the Company (including any shares forfeited under this Plan).


                           ARTICLE IV
                        RESTRICTED STOCK

      Section 4.1. Stock. All shares of Restricted Stock shall be held in the name of The Advest Group, Inc. as escrow agent for Participants.

      Section 4.2.  Restrictions.  The shares of Restricted Stock
purchased   hereunder   shall  be  subject   to   the   following
restrictions and conditions:

           (a) Subject to the provisions of the Plan and the Restricted Stock Agreements, during the period commencing on the date of the acquisition of any shares of Restricted Stock hereunder and terminating on January 1, 2001 (together with any extensions of such period approved as provided herein) (the "Restriction Period"), a Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock acquired under the Plan. One year extensions of the Restriction Period for Restricted Stock purchased hereunder will be made at a Participant's election, which election must be in writing on a form provided by the Committee and must be made no later than one year before the Restriction Period would otherwise terminate; provided, however, that the Committee may at any time determine that no additional extensions of Restricted Periods will be effective.

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The Advest Group, Inc. 1997 Equity Plan                    Page 6

           (b) A Participant shall have the right to direct the vote of such Participant's shares of Restricted Stock during the Restriction Period, in accordance with Section 4.4. A Participant shall have the right to receive any regular dividends on such shares of Restricted Stock. The Committee shall in its sole discretion determine a Participant's rights with respect to extraordinary dividends on the shares of Restricted Stock.

          (c) Shares of Restricted Stock shall be transferred to a Participant's brokerage account with Advest, Inc. within a reasonable time after, and only after, the Restriction Period shall expire (or such earlier time as the restrictions may lapse in accordance with Section 4.2(a) or
     Section 4.3) without forfeiture in respect of such shares of Restricted Stock.

      Section 4.3. Termination of Employment. Subject to the provisions of Section 4.2(a), the following provisions shall apply to a Participant's shares of Restricted Stock prior to the end of the Restriction Period (including extensions):

           (a) Upon a Participant's death, Permanent Disability, Retirement with the written consent of the President or the Chief Executive Officer of the Company or the Affiliate by which the Participant is employed, voluntary termination of employment more than nine months after a Change of Control, or involuntary termination of employment (other than a termination for Cause), the restrictions on such Participant's Restricted Stock shall immediately lapse, and such shares shall be delivered to the Participant or the Participant's designated Beneficiary, as the case may be, within a reasonable time after the occurrence of any such event.

           (b) Upon a Participant's Retirement without the written consent of the President or the Chief Executive
     Officer of the Company or the Affiliate by which the Participant is employed or voluntary termination of employment within nine months of a Change of Control, the Participant shall forfeit all of such Participant's shares of Restricted Stock and receive in return, without interest, a cash payment equal to (i) the lesser of: (1) the aggregate Unit Price for such Restricted Stock, and (2) the closing price per share of Stock on the Composite Tape of the New York Stock Exchange on the Participant's date of termination or Retirement, multiplied by (ii) the number of shares of Restricted Stock owned by the Participant.

          (c) If a Participant voluntarily terminates employment (other than as set forth in subsections (a) or (b) of this Section 4.3), is involuntarily terminated for Cause, or retires prior to attaining the age of fifty-five, such Participant shall forfeit such Participant's Restricted Stock.

     Section 4.4. Voting Rights. During the Restriction Period the shares of Restricted Stock shall be voted by the Chairman of the Committee, and the Chairman shall vote such

The Advest Group, Inc. 1997 Equity Plan                    Page 7

shares   in   accordance   with   instructions   received    from
Participants.   Shares as to which no instructions  are  received
shall be voted by the Chairman proportionately in accordance with instructions received from Participants in the Plan.

                            ARTICLE V
                             OPTIONS

      Section 5.1. Issuance. Options received as part of a Unit shall be issued to the Participant (or the Participant's designated Beneficiary in accordance with Section 5.5(c) below) on July 1, 1997 and January 1, 1998, in each case with an exercise price per share equal to the closing price per share on the Composite Tape of the New York Stock Exchange on the last business day prior to the issuance of the Options and covering the purchase of a number of shares of Stock equal to the number of shares of Restricted Stock acquired by the Participant during the preceding six calendar months.

     Section 5.2. Stock Option Agreement. Recipients of Options shall enter into a Stock Option Agreement or Agreements with the Company, in such form as the Committee shall determine, which Agreement or Agreements shall set forth, among other things, the exercise price or prices of the Options (or the formula for determining such exercise price), the term of the Option and provisions regarding exercisability of the Options granted thereunder.

      Section  5.3.   Transfer  Restrictions.   Options  are  not
transferable other than by will or the laws of descent and distribution. During the lifetime of a Participant, the Options may be exercised only by the Participant.

       Section 5.4. Exercise of Options. Options acquired hereunder will vest and become exercisable on January 1, 2003 (unless earlier forfeited or terminated) and will remain exercisable for a period of twenty-four months, until December 31, 2004. An Option shall not be exercisable unless payment in full is made for the shares being acquired thereunder at the time of exercise; such payment shall be made (a) in United States dollars by cash or check, or (b) in lieu thereof, unless the Committee shall in its sole discretion determine otherwise, by tendering to the Company Stock owned by the person exercising the Option (or owned by the person exercising the Option and his or her spouse, jointly) and acquired more than six months prior to such tender, and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be determined in such reasonable manner as may be provided for from time to time by the Committee or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations, or (c) by a combination of United States dollars and Stock as aforesaid.

      Section 5.5. Termination of Employment. An Option shall not be exercisable unless the person exercising the Option has been, at all times during the period beginning with the date of purchase of the Option and ending on the date of such exercise, an Employee of the Company, except that:

The Advest Group, Inc. 1997 Equity Plan                   Page 8

           (a) Upon a Participant's death, Permanent Disability, Retirement with the written consent of the President or the Chief Executive Officer of the Company or the Affiliate by which such Participant is employed, voluntary termination of employment more than nine months after a Change of Control, or involuntary termination of employment (other than a termination for Cause), the Options shall immediately vest and shall be exercisable for a period of three months after the Participant's termination of employment by the Participant or the Participant's designated Beneficiary, as the case may be.

           (b)   Upon  a  Participant's voluntary termination  of
     employment (other than as set forth in subsection (a) of this Section 5.5), involuntary termination for Cause, retirement prior to attaining the age of fifty-five, or Retirement without the written consent of the President or the Chief Executive Officer of the Company or the Affiliate by which such Participant is employed, the Participant shall forfeit such Participant's unvested Options.

           (c) If a Participant shall have terminated employment for any reason after the acquisition of Units hereunder but prior to the issuance of the Option portion of such Units, any Option acquired as part of the Unit shall be forfeited as provided in subsection (b) of this Section 5.5.


                           ARTICLE VI
                            ELECTION

      Section  6.1.    Election.   A Participant  as  defined  in
Section 2.1 shall elect the Amount Deferred as defined in Section
3.1 for the Deferral Period on such forms as the Committee may prescribe according to Section 10.2(h). Such election shall be made by or on December 16, 1996 or such date as the Committee may permit prior to the beginning of the Deferral Period.

      Section 6.2. Change of Election. Following an election by a Participant made pursuant to Section 6.1 to have an Amount Deferred, such Participant at any time during the Deferral Period may choose to discontinue all (but not less than all) Amounts Deferred with respect to Compensation due to the Participant during subsequent calendar quarters of the Deferral Period. Such election shall be made on such form as the Committee may prescribe and shall become effective as of the first day of the calendar quarter following receipt of such form by the Committee.

                           ARTICLE VII
            ADJUSTMENTS UPON A CHANGE IN COMMON STOCK

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The Advest Group, Inc. 1997 Equity Plan                   Page 9

      In the event of any change in the outstanding Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event if such change equitably requires an adjustment in the number or kind of shares that may be issued under the Plan, or in the number or kind of shares subject to, or the option price per share under, any outstanding Option which has been purchased by any Participant, such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan. In no event shall the excess of the aggregate fair market value of the Stock subject to the Options immediately after any substitution, exchange or adjustment over the aggregate option price for such Stock be more than the excess of the aggregate fair market value of all of the Stock subject to the Option immediately before any such substitution, exchange or adjustment over the aggregate option price of such Stock nor shall the adjusted Option give the holder thereof any additional benefits he did not have under the old Option.

                          ARTICLE VIII
                           WITHHOLDING

      In the event that the Company determines that it or an Affiliate is required by law to withhold taxes at any time, including, but not limited to, upon the exercise of an Option or upon the vesting of shares of Restricted Stock, the Company shall have the right to require a Participant to pay to the Company the amount of taxes that the Company or Affiliate is required to withhold or, in lieu thereof, (a) to retain, or sell without notice, a sufficient number of shares of Restricted Stock held by it for the Participant to cover the amount to be withheld, or (b) to withhold the amount of such taxes from any other sums due or to become due from the Company or an Affiliate to the Participant upon such terms and conditions as the Committee shall prescribe.


                           ARTICLE IX
                    AMENDMENT AND TERMINATION

      Section 9.1. Power to Amend. The Board of Directors may amend, modify, change, or revise the Plan by amendment at any time; provided, however, that (a) no amendment shall increase the duties or liabilities of the Board of Directors or the Committee without written consent of each member and (b) no amendment shall be made without the written covenant of a Participant if the effect of such amendment would reduce the rights of a Participant with respect to Units acquired prior to the date of the amendment.

      Section 9.2. Plan Termination. The continuation of the Plan is not assumed as a contractual obligation of the Company and the right is reserved by the Company at any time to discontinue the Plan. The Plan may be terminated by the Board of Directors at any time, when in its judgment, business, financial or other good causes make such termination

The Advest Group, Inc. 1997 Equity Plan                   Page 10

necessary or appropriate; such termination to become effective upon the delivery of notice by the Board of Directors or the Committee to the Participants.


                            ARTICLE X
                   ADMINISTRATION OF THE PLAN

       Section 10.1. Authority and Responsibility of the Committee. The Board of Directors shall appoint the members of a Committee, which members shall hold office at the pleasure of the Board of Directors. Said Committee shall consist of not less than three nor more than eight members, any one or more of whom may, but need not, be an officer of the Company. If there is at any time a vacancy on the Committee for any reason, the Board of Directors shall fill such vacancy, but the Committee may act notwithstanding the existence of vacancies as long as there shall continue to be at least two members of the Committee. The Committee shall select a Chairman from among its members. The Committee shall have overall responsibility for the administration and operation of the Plan. The Committee will have all powers as may be necessary to discharge its duties hereunder.

      Section 10.2. Committee Duties. The Committee, on behalf of the Participants and all other Beneficiaries of the Plan, will administer and operate the Plan in accordance with the terms of the Plan and will have all powers necessary to accomplish that purpose, including, but not limited to, the following:

          (a) To issue rules and regulations necessary for the proper conduct and administration of the Plan and to change, alter, or amend such rules and regulations;

          (b)  To construe the Plan;

          (c) To determine all questions arising in the administration of the Plan, including those relating to the eligibility of persons to become Participants in accordance with Article II and the rights of Participants and their Beneficiaries, and its decisions thereon shall be final and binding upon all persons hereunder;

          (d) To oversee the retention of records relating to Participants and other matters applicable to the Plan;

          (e)     To   make   available   to   Participants   and
          Beneficiaries upon request, for examination during business hours, such records as pertain exclusively to the examining Participant (or Beneficiary);

          (f)    To  prescribe  procedures  to  be  followed   by
          Participants   and  Beneficiaries  in   making   claims
          hereunder;

The Advest Group, Inc. 1997 Equity Plan                   Page 11

          (g) To make available for inspection and to provide upon request at such charge as may be permitted and determined by the Company, such documents and instruments, if any, as the Committee deems appropriate;

          (h)  To prescribe and adopt the use of necessary forms;

          (i) To appoint such agents and other specialists to aid it in the administration of the Plan as it deems necessary; and

          (j) To make periodic reports on the operation and administration of the Plan to the Board of Directors as may be required in any articles of incorporation, charter, or by-laws pertaining to the Company.

      Section 10.3. Records. The regularly kept records of the Committee and the Company shall be conclusive evidence as to all matters contained therein applicable to this Plan.

      Section 10.4. Committee Decisions Final. The decisions of the Committee concerning matters within its jurisdiction shall be final, binding, and conclusive upon the Company and its Affiliates, the Participants, Beneficiaries and any other person or party interested or concerned.

      Section 10.5. Committee as Agent. The Committee shall act as agent for the Company in the administration of the Plan.

     Section 10.6. Plan Expenses. All clerical, legal and other expenses of the Plan shall be paid by the Company.

     Section 10.7. Allocations and Delegations of Responsibility.

          (a) Delegations. The Committee shall have the authority to delegate, from time to time, all or any part of its responsibilities under the Plan to such person or persons as it may deem advisable and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes herein as if such action had been taken by the Committee. The Board of Directors or the Committee shall not be liable for any act or omission of any such delegate. The delegate shall report periodically to the Committee concerning the discharge of the delegated responsibilities.

          (b) Allocations. The Committee shall have the authority to allocate, from time to time, all or any part of its responsibilities under the Plan to one or more  of its members as it may deem advisable,  and  in
          the same manner to revoke such allocation of responsibilities. Any action of the member to whom

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The Advest Group, Inc. 1997 Equity Plan                   Page 12

          responsibilities are allocated in the exercise of
          such allocated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Board of Directors or the Committee shall not be liable for any acts or omissions of such member. The member to whom responsibilities have been allocated shall report periodically to the Committee concerning the discharge of the allocated responsibilities.

          (c) Limit on Liability. Duties and responsibilities which are carried out in good faith by the Committee hereunder or which have been allocated or delegated pursuant to the terms of the Plan or subsections (a) or
          (b) of this Section 10.7 shall not create any liability of the Company, Board of Directors, or Committee, or any member thereof.


                           ARTICLE XI
                    MISCELLANEOUS PROVISIONS

      Section 11.1. Merger. Any successor corporation to the Company, by merger, consolidation, purchase or otherwise, shall be substituted hereunder for the Company. This Plan shall be binding on all successors to and assigns of the Company; provided that such successors or assigns may terminate the Plan in accordance with the provisions hereof.

      Section 11.2. Securities Laws. The Committee may require each person purchasing shares pursuant to an Option or shares of Restricted Stock to represent and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restriction on transfer. Furthermore, all certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     Section 11.3. Indemnification. The Company shall indemnify and hold harmless to the extent legally permitted each member of the Board of Directors, the Committee and each officer and Employee of the Company to whom are delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon such delegate or agent
(including but not limited to reasonable attorney fees) which arise as a result of actions or failure to act in connection with the operation and administration of the Plan.

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The Advest Group, Inc. 1997 Equity Plan                   Page 13

      Section 11.4. Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and any Employee or Participant. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company or an Affiliate or limit the right of the Company or an Affiliate to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

     Section 11.5 Disclosure. Each Participant shall receive a copy of the summary of the Plan and the Committee will make available for inspection by any Participant or Beneficiary a copy of the Plan and any written procedures used by the Committee in administering the Plan.

      Section  11.6.   Headings.  The headings  of  Articles  and
Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall control.

      Section 11.7. Invalidity of Certain Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

      Section 11.8. Law Governing. The Plan shall be construed and enforced according to the laws of the State of Connecticut
(other than its laws respecting choice of law).

     Section 11.9. Limitation on Liability. Neither the Company nor any agent or representative of the Company who is an employee, officer, or director of the Company in any manner guarantees the payments to be made under the Plan against loss or depreciation, and to the extent not prohibited by federal law, none of them shall be liable (except for his own gross negligence or willful misconduct), for any act or failure to act, done or omitted in good faith, with respect to the Plan. The Company shall not be responsible for any act or failure to act of any agent appointed to administer the Plan.

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The Advest Group, Inc. 1997 Equity Plan                   Page 14

      Section 11.10. Gender. Except when otherwise indicated by the context, any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural.


                              THE ADVEST GROUP, INC.



                              By:
                                 -----------------------------
                                 Allen Weintraub
                                 Chief Executive Officer

ATTEST:



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